UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                       SECURITIES AND EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 12, 2008

                        PERKINS & MARIE CALLENDER'S INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



          DELAWARE                   333-131004                 62-1254388
      (STATE OR OTHER          (COMMISSION FILE NUMBER)       (IRS EMPLOYER
JURISDICTION OF INCORPORATION)                              IDENTIFICATION NO.)

                          6075 POPLAR AVENUE, SUITE 800
                          MEMPHIS, TENNESSEE 38119-4709

                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (800) 877-7375

                                       N/A

          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

          On March 12, 2008, Mr. Fred T. Grant accepted a position with Perkins & Marie Callender's Inc. (the "Company"), and commenced his employment with the Company on March 17, 2008. On April 4, 2008 Mr. Grant will assume the position of Executive Vice President and Chief Financial Officer. On March 17, 2008, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Grant, which has an initial term of 18 months, unless earlier terminated. The Employment Agreement will renew for successive one year terms unless either party provides notice of non-renewal in accordance with the terms of the Employment Agreement. Mr. Grant's base salary will be an annual amount of $280,000 to be paid in bi-weekly increments. Mr. Grant will also be eligible to receive an annual bonus, the target for which will be 45% of his annual base salary. He will also be eligible to participate in certain executive benefit plans of the Company, including but not limited to the deferred compensation plan, 401(k) savings plan and medical benefit plans.

          If the employment of Mr. Grant is terminated by the Company without "cause" or by Mr. Grant with "good reason" (as these terms are defined in the Employment Agreement), upon execution without revocation of a valid general release reasonably acceptable to the Company, in addition to receiving accrued but unpaid base salary, employee benefits and vacation, if any, to the date of termination, Mr. Grant will be entitled to severance in an amount equal to his annual base salary paid in monthly installments and to continue to be a participant in the Company's executive health and life benefit plan for the greater of (a) remainder of the term of his Employment Agreement and (b) 12 months. Mr. Grant will also be entitled to payment of accrued but unpaid bonus, pro-rated through the date of termination.

          If the employment of Mr. Grant is terminated by the Company without "cause" or by Mr. Grant with "good reason" after a "Change in Control" (as the term is defined in the Employment Agreement), in the event that any payment or distribution by the Company to or for the benefit of the executive would be subject to excise taxes, then the Company will pay to Mr. Grant an additional payment (the "Gross-Up Payment") in an amount such that after payment by the executive of all taxes, including income taxes and excise taxes imposed upon the Gross-Up Payment, the executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon such payments.

          If the employment of Mr. Grant is terminated for any other reason, he will not be entitled to any severance benefits other than accrued but unpaid base salary and employee benefits, if any, to the date of termination; however, if termination is on account of "disability" (as defined in the Employment Agreement), he will be entitled to, in addition to receiving accrued but unpaid base salary, employee benefits and vacation, if any, to the date of termination,
(a) continued payment of his annual base salary for the lesser of (x) four months or (y) the remainder of the term of the agreement and (b) payment of accrued but unpaid bonus, pro-rated through the date of termination.

          In addition, Mr. Grant is subject to (a) non-competition restrictions for (x) 12 months and (y) the period for which he is entitled to receive termination benefits and payments if he was terminated without cause or he terminated with good reason and (b) non-solicitation restrictions for 24 months, following termination of employment for any reason. The foregoing is a summary only and is qualified in the entirety by the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

          Mr. Grant is a licensed Certified Public Accountant who most recently served as financial consultant at Pacific Gateway Capital in Greenville, South Carolina. From 1990 until 2007, he was employed by Ryan's Family Steak Houses ("Ryan's"), a division of Buffets Inc. Mr. Grant served as chief financial officer at Ryan's and later as division president. Mr. Grant's background also includes eight years of public accounting experience with KPMG and Deloitte & Touche, as well as three years with Barnett Banks of Florida. On March 12, 2007, the Company issued a press release relating to Mr. Grant's hiring, a copy of which is furnished as Exhibit 99.1 hereto.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1 Employment Agreement between Perkins & Marie Callender's Inc. and Fred T. Grant, Executive Vice President and Chief Financial Officer

99.1     Press Release dated March 12, 2008.


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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         PERKINS & MARIE CALLENDER'S INC.


Date:        March 17, 2008              By: /s/ Joseph Trungale
                                             -------------------------------
                                             Joseph Trungale
                                             Chief Executive Officer